Exhibit 99.m(ii)

RS INVESTMENT TRUST

AMENDED AND RESTATED

DISTRIBUTION PLAN

This Amended and Restated Plan (the “Plan”) constitutes the Distribution Plan for the shares of the various portfolio series (each a “Fund” and collectively the “Funds”) of RS Investment Trust, a Massachusetts business trust (the “Trust”), adopted pursuant to the provisions of Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”).  During the effective term of this Plan, the Trust may incur expenses primarily intended to result in the sale of its shares upon the terms and conditions hereinafter set forth:

Section 1.               Payments —

Class A shares — A Fund may pay to the distributor of its shares (the “Distributor”), with respect to its Class A shares, a monthly distribution and service fee at the annual rate of 0.25% (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of the Fund’s Class A shares throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current registration statement for the determination of the net asset value of Class A shares, but shall exclude assets attributable to any other class of shares of the Fund.  In accordance with such terms as the Trustees may from time to time establish, the Distributor may use all or a portion of such service fees to compensate investment professionals or financial intermediaries for personal service and/or the maintenance of shareholder accounts, or for other services for which “service fees” lawfully may be paid in accordance with applicable rules and regulations.

Class B shares — (i)  A Fund may pay to the Distributor, with respect to its Class B shares, a monthly distribution fee at the annual rate of 0.75% (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of the Fund’s Class B shares throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current registration statement for the determination of the net asset value of Class B shares, but shall exclude assets attributable to any other class of shares of the Fund.

(ii). Separate from any payments made as described in clause (i) above, a Fund may pay, with respect to its Class B shares, a monthly service fee at the annual rate of 0.25% (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of the Fund’s Class B shares throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current registration statement for the determination of the net asset value of Class B shares, but shall exclude assets attributable to any other class of Shares of the Fund. In accordance with such terms as the Trustees may from time to time establish, the Distributor may use all or a portion of such service fees to compensate investment professionals or financial intermediaries for personal service and/or the maintenance of shareholder accounts, or for other services for which “service fees” lawfully may be paid in accordance with applicable rules and regulations.

Class C shares — (i)  A Fund may pay to the Distributor, with respect to its Class C shares, a monthly distribution fee at the annual rate of 0.75% (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of the Fund’s Class C shares throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current registration statement for the determination of the net asset value of Class C shares, but shall exclude assets attributable to any other class of shares of the Fund.

(ii). Separate from any payments made as described in clause (i) above, a Fund may pay, with respect to its Class C shares, a monthly service fee at the annual rate of 0.25% (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of the Fund’s Class C shares throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current registration statement for the determination of the net asset value of Class C shares, but shall exclude assets attributable to any other class of Shares of the Fund. In accordance with such terms as the Trustees may from time to time establish, the Distributor may use all or a portion of such service fees to compensate investment professionals or financial intermediaries for personal service and/or the maintenance of shareholder accounts, or for other services for which “service fees” lawfully may be paid in accordance with applicable rules and regulations.

Class K shares — (i) A Fund may pay to the Distributor, with respect to its Class K shares, a monthly distribution fee at the annual rate of 0.40% (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of the Fund’s Class K shares throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current registration statement for the determination of the net asset value of Class K shares, but shall exclude assets attributable to any other class of shares of the Fund.

(ii). Separate from any payments made as described in clause (i) above, a Fund may pay, with respect to its Class K shares, a monthly service fee at the annual rate of 0.25% (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of the Fund’s Class K shares throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current registration statement for the determination of the net asset value of Class K shares, but shall exclude assets attributable to any other class of Shares of the Fund. In accordance with such terms as the Trustees may from time to time establish, the Distributor may use all or a portion of such service fees to compensate investment professionals or financial intermediaries for personal service and/or the maintenance of shareholder accounts, or for other services for which “service fees” lawfully may be paid in accordance with applicable rules and regulations.

A majority of the Qualified Trustees, as defined below, may, from time to time, reduce the amount of any such payments, or may suspend the operation of the Plan, with respect to any Fund or any class of shares, for such period or periods of time as they may determine.

Section 2.              (a)  To the extent any payments by a Fund are deemed to be payments for the financing of any activity primarily intended to result in the sale of shares of the Fund within the context of the Rule, then such payments shall be deemed to have been made pursuant to the Plan.  The costs and activities, the payment of which are intended to be within the scope of the Plan pursuant to this Section, shall include, but shall not be limited to, costs of payments, including incentive compensation, made to the employees of, agents for, and consultants to the Distributor or any other broker-dealers that engage in the distribution of a Fund’s shares; payments made to, and expenses of, persons who provide support services in connection with the distribution of a Fund’s shares or maintenance of shareholder accounts, including without limitation personnel, office space and equipment, telephone facilities, processing shareholder transactions, and any other shareholder transactions; costs relating to the formulation and implementation of marketing and promotional activities, including without limitation direct mail promotions and television, radio, newspaper, magazine, and other mass media advertising; costs of printing and distributing prospectuses, statements of additional information, and reports of the Funds to prospective shareholders of a Fund; costs of preparing, printing, and distributing sales literature pertaining to a Fund; and costs involved in obtaining information, analyses, and reports with respect to marketing and promotional activities.

(b)  RS Investment Management Co. LLC (“RS”), the Funds’ investment adviser and administrator, and/or Guardian Investor Services LLC (“GIS”), as sub-adviser and/or sub-administrator to certain of the Funds, may make payments for distribution or other services from its own resources, including bona fide revenues under any investment management, administration, sub-advisory, and/or sub-administration agreements relating to the Funds, to any broker-dealer, investment adviser, recordkeeper, other financial intermediary, or other person who has rendered or may render distribution or other services in respect of the Funds or their shareholders.  Any payments made by RS or GIS for such purpose shall not reduce any fees pursuant to the Rule paid or payable under this Plan.

The Distributor may make payments for distribution or other services from its own resources, including bona fide revenues under any distribution agreement relating to the Funds, to any broker-dealer, investment adviser, recordkeeper, other financial intermediary, or other person who has rendered or may render distribution or other services in respect of the Funds or their shareholders.  Any payments made by the Distributor for such purpose shall not reduce any fees pursuant to the Rule paid or payable under this Plan.

Section 3.              This Plan shall not take effect with respect to a Fund until:

(a)           it has been approved by a vote of a majority of the outstanding shares of the class of shares of the Fund in question, if required under the Rule;

(b)           it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (i) the Trustees of the Trust, and (ii) the Qualified Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement; and

(c)           the Fund has received the proceeds of the initial public offering of the class of shares in question.

Section 4.              This Plan shall continue in effect with respect to a Fund and any class of shares of such Fund for a period of more than one year after it takes effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 3(b).

Section 5.              The Distributor shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 6.              This Plan may be terminated with respect to a Fund or any class of shares of a Fund at any time by vote of a majority of the Qualified Trustees or by vote of the majority of the outstanding shares of the Fund or such class of shares.

Section 7.              All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

(a)           that such agreement may be terminated with respect to a Fund or any class of shares of a Fund at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding shares of the Fund or such class of shares, on not more than 60 days written notice to any other party to the agreement; and

(b)           that such agreement shall terminate automatically in the event of its assignment.

Section 8.              This Plan may not be amended to increase materially the amount of distribution expenses with respect to a class of shares of a Fund permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding shares of such class of shares, and all material amendments to this Plan with respect to a class of shares of a Fund shall be approved in the manner provided for approval of this Plan in Section 3(b).

Section 9.              As used in this Plan, (a) the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the term “majority of the outstanding shares of the Fund” means the affirmative vote, at a duly called and held meeting of shareholders of the relevant Fund, (i) of the holders of 67% or more of the shares of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting are present in person or by proxy, or (ii) of the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting, whichever is less (such term to apply, mutatis mutandis, in respect of any class of shares of a Fund), and (c) the terms “assignment” and “interested person” shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 10.            A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the relevant Fund.

Amended and restated as of August 22, 2006.